SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”) is dated July 12 2007, and is effective on the date described in Section 14. This Agreement is made as a mutually agreed compromise between the Parties (as defined below) for the complete and final settlement of all claims, differences, and alleged causes of action existing between them as of the Effective Date.

PARTIES

The Parties to this Agreement are Encysive Pharmaceuticals Inc. (the “Company”) and Bruce D. Given, M.D. (the “Executive”). The Company and the Executive are referred to collectively as the “Parties.”

PREAMBLE

WHEREAS, the Executive was previously employed as the President and Chief Executive Officer of the Company, pursuant to that certain Termination Agreement dated March 21, 2003, as amended from time to time (the “Termination Agreement”);

WHEREAS, the Parties intend to terminate the Termination Agreement as of the Effective Date (except with respect to the Executive’s and the Company’s continuing obligations under Sections 6.3(a)(2), 6.3(b) – (e), 8, 9, 10, 12 and 13.8 and Exhibits C and D thereof) and enter into this Agreement;

WHEREAS, the Parties intend that this Agreement shall operate as a complete and final settlement of all claims, differences and alleged causes of action existing between them as of the Effective Date of this Agreement;

WHEREAS, the Executive has had at least 21 days to consider this Agreement;

WHEREAS, the Company has advised the Executive in writing to consult with independent counsel respecting this Agreement;

WHEREAS, the Executive has had an opportunity to consult with independent counsel with respect to the terms, meaning and effect of this Agreement; and

WHEREAS, the Executive understands that the Company regards the above representations as material and that the Company is relying on these representations in entering into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and obligations contained and exchanged in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Definitions.

1.1 “Company and/or its Affiliates” means and includes the Company, its Affiliates, and all of their predecessors, successors and assigns and parents, subsidiaries, divisions or other affiliated companies, partners, partnerships, present and former officers, directors, employees, stockholders, agents, employee benefit plans or programs and their fiduciaries, whether in their individual or official capacities and all of the successors and assigns of the foregoing. “Affiliates” also includes a person or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

1.2 “Date of Termination” means June 24, 2007.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Termination Agreement as defined therein unless otherwise defined herein.

2. Termination of the Termination Agreement. The Parties agree that the Termination Agreement is hereby terminated and of no further force and effect as of the Effective Date, except with respect to the Executive’s and the Company’s obligations under Section 6.3(a)(2) and (b) – (e), Good Reason; Without Cause; Nonrenewal; Section 8, Executive’s Confidentiality Obligation; Section 9, Disclosure of Information Ideas, Concepts, Improvements, Discoveries and Inventories; Section 10, Ownership of Information, Ideas, Concepts, Improvements, Discoveries, and Inventions and all Original Works of Authorship; Section 12, Executive’s Non-Competition Obligation; and Section 13.8, Defense of Claims, all of which survive the termination of the Termination Agreement. This Agreement shall have no effect on Executive’s Indemnification Agreement (attached as Exhibit C to the Termination Agreement), the Company’s D&O insurance policy (summarized in Exhibit D of the Termination Agreement) and any agreement or plan governing Executive’s equity incentive awards (e.g., stock options and/or restricted stock).

3. Pay Through Date of Termination. The Executive acknowledges that he has received all salary, wages and other compensation earned on or before the Date of Termination. The Company agrees it shall pay Executive for all unused vacation time he accrued through the Date of Termination, as specified in Exhibit A, subject to such payroll and withholding deductions as may be required by law.

4. Resignation by the Executive. Effective as of the date the Executive signs this Agreement, the Executive hereby resigns from all positions he holds with the Company and/or its Affiliates, including as a member of the Company’s Board of Directors. The Executive’s employment with the Company was terminated effective June 24, 2007.

5. Payments to the Executive. The Parties hereby agree that, subject to the Executive’s execution of this Agreement containing a release from liability and waiver of right to sue the Company and/or its Affiliates, the Company agrees to make the payments and continue the benefits provided for in Sections 6.3(a)(2) and 6.3(b) – (e) of the Termination Agreement, as further modified and specified in Exhibit A attached hereto, subject to such payroll and withholding deductions as may be required by law. Notwithstanding any of the above to the contrary, if there is a Change of Control (as that term is defined under the Company’s Amended and Restated 1999 Stock Incentive Plan and 2007 Incentive Plan, as amended (each, a “Plan”)) during the twelve month period following the Date of Termination, the Executive’s outstanding and unvested stock options and/or restricted stock shall accelerate in accordance with the terms of the applicable Plan. Further, the Executive will not be entitled to any of the benefits or payments provided in Sections 6.3(a)(2) and 6.3(c) — (e) of the Termination Agreement if the Executive breaches this Agreement or the provisions of Sections 8, 9, 10, or 12 of the Termination Agreement.

6. Release by the Executive. The Executive unconditionally, fully and forever waives, releases, discharges, agrees to hold harmless, and promises not to sue the Company and/or its Affiliates, from and for any claim, action or right of any sort, known or unknown, arising on or before the Effective Date.

6.1 This release includes, but is not limited to, any claim arising out of or related to the following: any claim for any wages, salary, compensation, sick time, vacation time, paid leave or other remuneration of any kind; any claim for additional or different compensation or benefits of any sort, including any participation in any severance pay plan; any claim of discrimination or retaliation on the basis of age, race, sex, religion, marital status, sexual preference, national origin, handicap or disability, veteran status, or special disabled veteran status; any claim arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act of 1938, the Texas Commission on Human Rights Act, Chapter 451 of the Texas Labor Code, or the Texas Payday Law, as such statutes may be amended from time to time; any other claim based on any statutory prohibition; any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; any tort claim or other claim for personal injury, death or property damage or loss; any claim for fraud or misrepresentation; and any personal gain with respect to any claim arising under any whistleblower or qui tam provisions of any state or federal law.

6.2 The Executive represents that the Executive has read and understands this release provision and that rights and claims under the Age Discrimination in Employment Act of 1967 are among the rights and claims against the Company that the Executive is releasing. The parties further acknowledge and agree that the Executive is not releasing any of the following: (i) any rights or claims arising after the Date of Termination, (ii) any rights or claims arising from or related to any obligations that are stated or affirmed in this Agreement, (iii) any rights or claims for indemnification pursuant to any applicable contract, policy, bylaw, or law (including but not limited to the Executive’s Indemnification Agreement with the Company dated March 21, 2002 or the Company’s D&O insurance policy), (iv) any rights or claims under any agreement or plan governing the Executive’s equity incentive awards (e.g., stock options or restricted stock), and (v) any rights or claims that may not be released as a matter of law (for example, claims for unemployment insurance).

7. Consideration. As consideration for the Executive’s execution and performance of his obligations under this Agreement, the Company will perform its remaining obligations pursuant to this Agreement.

8. Future Employment. The Executive agrees not to seek or accept employment with the Company and/or its current Affiliates and acknowledges that the Company and/or its current Affiliates are not obligated to offer employment to the Executive, now or in the future. Notwithstanding the foregoing, nothing in this Agreement shall preclude or prevent the Executive from seeking employment with or becoming employed by an individual or entity that becomes an Affiliate of the Company following the Date of Termination.

9. No Other Claims. The Executive represents that the Executive has not filed or authorized the filing of any complaints, charges or lawsuits against the Company and/or its Affiliates with any federal, state or local court, governmental agency, or administrative agency, and that if, unbeknownst to the Executive, any such complaint has been filed on the Executive’s behalf, the Executive will use the Executive’s best efforts to cause it to be withdrawn immediately and dismissed with prejudice.

10. Confidentiality and Defense of Claims. Both Parties shall keep strictly confidential all the terms and conditions, including amounts payable, in the Agreement and shall not disclose them to any person other than legal and/or financial advisors, government officials who seek such information in the course of their official duties, individuals at the Company responsible for implementing the Agreement, and the Executive’s spouse, unless compelled to do so by law or regulation, or business necessity (including the requirement to file this Agreement with the Securities and Exchange Commission or tax reporting obligations). Nothing in this Section is intended to prevent the Executive from disclosing the fact that he was employed by the Company or from describing his employment duties.

11. Consultation With Counsel. The Company advises the Executive to consult with independent counsel prior to executing this Agreement, and the Executive acknowledges being given that advice.

12. No Defamatory Statements. The Executive agrees that he will refrain from making any representation, statement, comment or any other form of communication (hereinafter collectively referred to as “representation”), whether written or oral, to any person or entity, including but not limited to the principals, officers, directors, employees, advisors, agents, customers, suppliers and competitors of the Company and/or its Affiliates, or any government officials, which representation has the effect or tendency to disparage, denigrate, or otherwise reflect negatively on the Company and/or its Affiliates and/or their business, officers, directors, shareholders, employees, agents, advisors or investors. The Company agrees it will take all reasonable steps to ensure that the Company and its officers, directors, and employees refrain from making any external representation that would have the effect or tendency to disparage, denigrate, or otherwise reflect negatively on the Executive. For purposes of any Company-sponsored public statements or responses to inquiries about the Executive’s employment, the Company shall only provide the following information: (i) Executive’s dates of employment and positions held, and (ii) a statement that Executive’s employment with the Company was terminated effective June 24, 2007.

13. Return of Company Materials. The Executive agrees to deliver to the Company promptly after the Date of Termination all originals and copies of Company materials and all other property of the Company and/or its Affiliates in the Executive’s possession, custody or control.

14. Revocation of Agreement; Effective Date. The Executive, at the Executive’s sole discretion, may revoke this Agreement on or before the expiration of seven calendar days after signing it. Revocation shall be in writing and effective upon dispatch to the following: Paul S. Manierre, General Counsel, Encysive Pharmaceuticals Inc., 4848 Loop Central Drive, 7th Floor, Houston, Texas 77081. If the Executive elects to revoke the Agreement, all of the provisions of the Agreement shall be void and unenforceable. If the Executive does not so elect, the Agreement shall become effective at the expiration of the revocation period (i.e., on the eighth day after the Executive signs the Agreement) (the “Effective Date”).

15. Miscellaneous.

15.1 The Parties acknowledge that this Agreement is the result of a compromise and shall never be construed as, or said by either of them to be, an admission by the other of any liability, wrongdoing, or responsibility. The Parties expressly disclaim any such liability, wrongdoing, fault, or responsibility.

15.2 This Agreement constitutes the entire agreement between the Parties, except to the extent that it expressly incorporates provisions of the Termination Agreement. This Agreement shall have no effect on the Executive’s Indemnification Agreement (attached as Exhibit C to the Termination Agreement), the Company’s D&O Insurance policy (as summarized in Exhibit D to the Termination Agreement) and any agreement or plan governing the Executive’s equity incentive awards (e.g., stock options or restricted stock), and all such agreements, plans or policies shall remain in effect. This Agreement may be executed in identical counterparts, each of which shall constitute an original and both of which shall constitute one and the same agreement. Except as expressly provided herein, this Agreement supersedes the Termination Agreement and any severance benefit plan or program and any bonus program at the Company and/or its Affiliates.

15.3 The Parties understand and agree that any breach of the terms of this Agreement may give rise to liability for money damages and other legal or equitable relief.

15.4 The Parties warrant that no representations have been made other than those contained in the written provisions of this Agreement, and that they do not rely on any representations not stated in this Agreement.

15.5 The Parties further warrant that they or their undersigned representatives are legally competent and fully authorized to execute and deliver this Agreement.

15.6 The Parties confirm they have had the opportunity to have this Agreement explained to them by independent counsel of their choice, and that they execute this Agreement freely, knowingly and voluntarily. The Company is relying on its own judgment and on the advice of its independent counsel and not upon any recommendation of the Executive or his agents, independent counsel or other representatives. Likewise, the Executive is relying on his own judgment and on the advice of his independent counsel, and not upon any recommendation of the Company or its directors, officers, employees, agents, independent counsel or other representatives. By voluntarily executing this Agreement, both Parties confirm their competence to understand and do hereby accept the terms of this Agreement as resolving fully all differences, disputes and claims that may exist within the scope of this Agreement.

15.7 This Agreement may not be modified or amended except by a writing signed by both Parties. No waiver of this Agreement or of any of the promises, obligations, terms, or conditions contained in it shall be valid unless it is in writing signed by the Party against whom the waiver is to be enforced. The waiver by either Party hereto of a breach of any provision of this Agreement shall neither operate nor be construed as a waiver of any subsequent breach by any Party. Except as expressly provided for herein, the failure of either Party hereto to take any action by reason of any breach will not deprive such Party of the right to take action at any time while such breach occurs.

15.8 If any part or any provision of this Agreement shall be finally determined to be invalid or unenforceable under applicable law by a court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of the Agreement.

15.9 The Parties have cooperated in the preparation of this Agreement. Hence, the Agreement shall not be interpreted or construed against or in favor of either Party by virtue of the identity, interest, or affiliation of its preparer.

15.10 This Agreement is made and shall be enforced pursuant to the laws of the State of Texas, without regard to its law governing conflicts of law.

15.11 The amount of benefits payable under this Agreement shall be paid from the general assets of the Company and there shall be no separate trust established to pay any benefits under this Agreement.

15.12 All payments and benefits payable under this Agreement shall be subject to all applicable federal, state and local taxes and tax requirements and any elections by the Executive for payouts or deferrals under any Company benefit plan or program.

15.13 This Agreement shall be binding on and inure to the benefit of the successors and assigns of the Parties. No rights or obligations, benefits of or payments to the Executive under this Agreement may be subject to claims of the Executive’s creditors, or in any manner may be assigned or transferred by the Executive other than his rights to compensation and benefits that are transferred by will or to his estate by operation of law.

15.14 All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when (i) delivered by hand or sent by facsimile, or (ii) on the third business day following deposit in the United States mail by registered or certified mail, return receipt requested, to the addresses as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company to:

Encysive Pharmaceuticals Inc.

4848 Loop Central Drive, Suite 700

Houston, Texas 77081

Attention: General Counsel
Facsimile No.: (713) 782-8232

If to the Executive to:

Bruce D. Given, M.D.

2702 Sabine Court

Pearland, Texas 77584

or to such other addresses as the Company or the Executive, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 15.14.

15.15 Titles and headings to Sections are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof.

15.16 Wherever appropriate to the intention of the parties hereto, the respective rights and obligations of said parties, including, but not limited to, the rights and obligations set forth in Sections 10 through 13 hereof and this Section 15, shall survive any termination or expiration of this Agreement.

15.17 Section 13.8 of the Termination Agreement shall be revised to add the following at the end thereof:

“To the extent that Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), is applicable to the expenses under this Section 13.8, and to the extent that no exception under Code Section 409A is applicable the following shall apply: (a) all expenses that are taxable and includable in income to be paid under this Section 13.8 shall only be paid if such expenses are incurred during the statutory period for which a claim may be made through the period in which any arbitration or litigation is completed, including all appeals (provided no period shall exceed 10 years); (b) any amount reimburseable or paid in one year shall not affect the amount to be reimbursed or paid in another tax year; (c) the Executive must provide the Company with reasonable documentation of such expenses; (d) payments for such expenses will be made in cash within 30 days after the expenses are incurred but in no event later than the end of Executive’s taxable year in which the expenses are incurred; and (e) the payments under this Section 13.8 cannot be substituted for another benefit. However, no payments subject to the foregoing shall be made during the six-month period commencing the day after the Date of Termination (the “Waiting Period”), and on January 2, 2008, the Company shall pay Executive a cash lump sum equal to the amount of the expenses incurred during the Waiting Period that would have otherwise been payable during such Waiting Period.”

15.18 Notwithstanding anything herein to the contrary, if Executive is a “specified employee” within the meaning of Code Section 409A on the date of his separation from service, any payments or benefits hereunder that are deferred compensation under Code Section 409A will not be paid during the Waiting Period and on January 2, 2008 all payments and benefits that were payable during the Waiting Period will be paid to Executive in a cash lump sum payment and thereafter payments and benefits will be paid as provided herein.

15.19 This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date indicated below

ENCYSIVE PHARMACEUTICALS INC. (“Company”) By: /s/ George W. Cole

BRUCE D. GIVEN, M.D. (“Executive”) /s/ Bruce D. Given, M.D.	Name: George W. Cole — Title: President & CEO

Date: 12 July 2007	Date:July 12, 2007

THE STATE OF COLORADO	§
§
COUNTY OF SUMMIT	§

BEFORE ME, the undersigned authority, on this day personally appeared Bruce D. Given, M.D. who, being by me first duly sworn, upon his oath deposed and stated that he has read the foregoing Agreement; that he has been advised to discuss the provisions of this Agreement with an attorney of his choice before signing it; that he fully understands the terms and conditions of this Agreement; that he is legally competent to execute this Agreement; and that he has voluntarily executed this Agreement for the purposes and consideration therein expressed.

Given under my hand and seal of office on this 12th day of July, 2007.

[SEAL]

/s/ Susan C. Price

NOTARY PUBLIC IN AND FOR

THE STATE OF Colorado

THE STATE OF TEXAS COUNTY OF HARRIS	§ § §

BEFORE ME, the undersigned authority, on this day personally appeared George W. Cole, who being by me first duly sworn, upon his oath deposed and stated that he is the President and Chief Executive Officer of Encysive Pharmaceuticals Inc. (the “Company”); that he has read the foregoing Agreement; that he has discussed the provisions of this Agreement with any attorney of his choice; that he fully understands the terms and conditions of this Agreement; that he is legally competent and fully authorized to execute this agreement on behalf of the Company; and that he has voluntarily executed this Agreement for the purposes and consideration therein expressed.

Given under my hand and seal of office on this 12th day of July, 2007.

[SEAL]

/s/ Heather P. Woltz

NOTARY PUBLIC IN AND FOR

THE STATE OF TEXAS

Exhibit A

1.	Executive’s unused accrued vacation as of Date of Termination: 40 hours at $235.57 per hour for a total of $9,422.80.

2.	Executive’s bonus payment pursuant to Section 6.3(a)(2) of Termination Agreement: Such amounts, if any, will be paid in accordance with Section 6.3(a)(2) of the Termination Agreement.

3.	Executive’s compensation previously deferred and earned and not yet paid by the Company pursuant to 6.3(a)(3) of Termination Agreement: $0.00.

4.	Executive’s expense reimbursement pursuant to Section 6.3(b) of Termination Agreement: Executive will submit his final expense reports on or before August 31, 2007, and Executive and Company will each use reasonable efforts to cooperate so that such reports will be sumitted on or before August 31, 2007. Within 30 days after receipt of such reports, the Company will pay such expenses, which are reimbursable under Company policy in effect on the Date of Termination up to a maximum amount of $30,000.

5.	Benefits to continue pursuant to Section 6.3(c) of Termination Agreement (subject to terms and conditions stated therein): Medical, dental and vision coverage for Dr. Given and his wife and son.

6.	Salary continuation amount pursuant to Section 6.3(d) of Termination Agreement: The Company is required to pay the Executive $40,833.33 per month for period of 12 months following Date of Termination. The Company has previously paid the Executive his salary through June 29, 2007. No other payments of salary continuation shall be made during the Waiting Period (as defined in Section 15.17 hereof), and on January 2, 2008, the Company shall pay a cash lump sum (subject to payroll and withholding deductions) equal to the amount of salary continuation that would have otherwise been paid during the Waiting Period. Thereafter, the remaining salary continuation payments will made for the balance of the 12 month period at the rate of $40,833.33 (before withholding) per month such that at the end of such period the Company has paid Executive in the aggregate payments equal to $490,000 (before withholding) of salary continuation payments under this Agreement.

7.	Stock option/restricted stock to vest pursuant to Section 6.3(e) of Termination Agreement: In the event of a Change in Control (as that term is defined in each of the Plans during the twelve month period following the Executive’s Date of Termination (as that term is defined in the Separation Agreement and Release to which this Exhibit is attached), the Executive’s outstanding unvested stock options/restricted stock will accelerate in accordance with the terms of the applicable Plan. Exhibit B hereto lists all of the Executive’s outstanding stock option and restricted stock awards and their respective vesting schedules.